Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211
Fred Marx
Thomas Braum,	(248) 855-6777, Ext. 131
Sr. Vice President and CFO
(248) 362-4400, Ext. 718

HANDLEMAN COMPANY REPORTS FIRST QUARTER RESULTS

Troy, Michigan—September 4, 2003, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its first quarter of fiscal year 2004, which ended August 2, 2003.

Sales for the first quarter were $224.3 million, compared to $277.2 million for the first quarter of last year. Net income was $1.7 million or $.07 per diluted share, compared to $2.7 million or $.10 per diluted share for the first quarter of last year.

Stephen Strome, the Company’s Chairman and CEO commented, “While the first quarter has historically been the Company’s weakest for both sales and earnings, the lower sales level this year is reflective of a number of factors. These factors include the closing of over 300 stores by one of our major customers and the sale of Madacy Entertainment, both of which took place earlier this calendar year. In addition, overall music industry sales in the U.S. were down over 8% during our first quarter. Despite the sales decline, the Company efficiently managed its business and thus, pretax income as a percentage of sales increased during the first quarter this year over the comparable period last year. As we approach the upcoming holiday selling season, we expect music sales to improve with an increasing number of new releases.”

For the first quarter of fiscal 2004, the Company’s Handleman Entertainment Resources (H.E.R.) unit had sales of $205.1 million, compared to $252.1 million in the first quarter of last year. H.E.R.’s first quarter operating income (i.e. income before interest, income taxes and minority interest) was $1.5 million, down from $4.1 million in last year’s first quarter. The lower sales and operating income were primarily due to declines within the H.E.R. U.S. operation, which was impacted by fewer stores serviced and a weakness in overall music industry sales.

The Company’s North Coast Entertainment (NCE) unit had sales for the first quarter of this year of $19.1 million, compared to $29.2 million for the first quarter of last year. NCE’s operating income for the first quarter of this year was $1.6 million, compared to $.2 million during the first quarter of last year. The lower sales and higher operating income were due to the absence of Madacy Entertainment, which was sold during the Company’s fiscal 2003 third quarter. Anchor Bay Entertainment, with operations in the United States, Canada and the United Kingdom, is the only remaining division within the Company’s NCE unit.

The Company’s consolidated gross profit margin, as a percentage of sales, was 22.5% for the first quarter of this year, compared to 20.9% for the first quarter of last year. Consolidated selling, general and administrative (SG&A) expenses for the first quarter of this year were $47.0 million or 20.9% of sales, compared to $53.2 million or 19.2% of sales for the same quarter of last year. The lower level of SG&A expense this year was primarily due to the absence of Madacy Entertainment and the curtailment of the Company’s online division, both of which occurred during the third quarter last year. In addition, variable expenses were also lower as a result of the lower sales level.

The effective income tax rate for the first quarter of this year was 54.2%, compared to 41.7% for the same quarter of last year. The higher rate this year was attributable to not recording a tax benefit on certain operating losses.

During the first quarter of this fiscal year, the Company repurchased 891,900 shares of its common stock at an average price of $16.61 per share. This brings the total number of shares repurchased under the Company’s 20% share repurchase authorization to 1,239,700, or 24% of the total authorization. As of August 2, 2003, the Company had 24,914,144 shares outstanding.

Call Notice

Handleman Company will host a conference call to discuss the first quarter of fiscal year 2004 financial and operating results on Friday, September 5, 2003 at 2:00 p.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The webcast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Wednesday, September 10, 2003 at Midnight by calling 800-642-1687 (PIN Number 2510526).

About Handleman Company:

Handleman Company is comprised of two operating units: Handleman Entertainment Resources (H.E.R.) and North Coast Entertainment (NCE).

H.E.R. is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, H.E.R. manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

NCE’s Anchor Bay Entertainment division is an independent home video label which markets a vast collection of popular titles on DVD and VHS that range from children’s classics to exercise to suspense and horror.

* * * * * * * * * *

Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitations, conditions in the music industry, business with Kmart following its emergence from Chapter 11 proceedings, the ability to enter into profitable agreements with customers in the new businesses outlined in the Company’s strategic growth plan, securing funding or providing sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, growth of business with existing customers, effects of electronic commerce, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

-  Tables Follow  -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	August 2, 2003	July 27, 2002 (Restated)
Revenues	$224,319	$277,230
Costs and expenses
Direct product costs	173,785	219,406
Selling, general and administrative expenses	46,984	53,169
Interest (income) expense, net	(181)	391

Income before income taxes and minority interest	3,731	4,264
Income tax expense	(2,021)	(1,777)
Minority interest	—	174

Net income	$1,710	$2,661

Net income per share – basic and diluted	$.07	$.10

Weighted average number of shares outstanding
Basic	25,326	26,476

Diluted	25,504	26,569

ADDITIONAL INFORMATION (amounts in thousands)
Net Income	$1,710	$2,661
Interest (income) expense, net	(181)	391
Income tax expense	2,021	1,777
Depreciation expense	3,483	5,113
Amortization expense	—	135
Recoupment of license advances	4,222	4,433

Adjusted EBITDA*	$11,255	$14,510

Additions to property and equipment	$1,814	$2,149

License advances and acquired rights	$3,566	$6,228

*	Adjusted EBITDA is computed as net income plus, net interest (income)/expense, income tax expense, depreciation expense, amortization expense, and recoupment of license advances.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	August 2, 2003	July 27, 2002 (Restated)
Assets
Cash and cash equivalents	$47,547	$5,806
Accounts receivable	169,811	198,196
Merchandise inventories	142,888	159,424
Other current assets	16,139	18,830

Total current assets	376,385	382,256
Property and equipment, net of depreciation and amortization	54,090	64,831
Other assets	66,458	98,692

Total assets	$496,933	$545,779

Liabilities
Accounts payable	$152,346	$180,005
Debt, current portion	3,571	3,571
Other current liabilities	29,451	27,412

Total current liabilities	185,368	210,988
Debt, non-current	3,571	30,413
Other liabilities	9,355	11,802
Shareholders’ equity	298,639	292,576

Total liabilities and shareholders’ equity	$496,933	$545,779